Exhibit 10.16

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN
AMENDED AND RESTATED CAREER SHARE AWARD AGREEMENT
This Amended and Restated Career Share Award Agreement (this “Award Agreement”) between [ ] (the “Grantee”) and Artisan Partners Asset Management Inc. (“Artisan”) is effective [ ].
WHEREAS, Artisan and Grantee are currently parties to an agreement or agreements (together, the “Prior Award Agreements”) pursuant to which Artisan granted restricted shares of Class A common stock (“Career Shares”) to Grantee, as set forth in Schedule 1 to this Award Agreement.
WHEREAS, the Parties desire to amend and restate the Prior Award Agreements in their entirety.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.
The Plan. Awards of Career Shares are made pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”). Capitalized terms used but not defined in this Award Agreement have the meanings as used or defined in the Plan.

2.
Forfeiture. Subject to Sections 3 and 4 and the terms of any employment, severance or similar agreement between Grantee and the Company, if Grantee’s Employment with the Company terminates for any reason prior to vesting, any then unvested Career Shares shall be automatically forfeited and the Company shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement.

3.
Vesting upon Qualifying Retirement. Provided that Grantee (i) has given the Company at least one-year advance written notice of intention to retire and (ii) has attained at least ten years of service with the Company as of the retirement date, the Career Shares eligible to vest under any applicable Vesting Eligibility Schedule (as set forth in Schedule 1 to this Award Agreement or in any career share award certificates) will vest on Grantee’s retirement date. If during any portion of Grantee’s Employment with the Company, Grantee is or was an Executive Officer of Artisan or a decision-making portfolio manager (meaning he or she has or had investment discretion) with respect to any client accounts, then the advance written notice required under clause (i) of this Section 3 shall be 18-month advance written notice of intention to retire. Any shares not eligible to vest under the applicable Vesting Eligibility Schedule as of the retirement date shall be automatically forfeited on the retirement date.

If Grantee would have attained at least ten years of service with the Company as of the retirement date but for the Company reducing the notice period and causing the retirement date to occur prior to the date on which Grantee will have attained ten years of service with the Company, then the ten-year service requirement will be deemed to be satisfied as of the retirement date.

4.	Acceleration.

(a)
Change in Control: Upon a Change in Control, any outstanding Career Shares will immediately vest in full, provided that if Grantee is a named executive officer of Artisan those outstanding Career Shares will be treated in accordance with the terms of the Plan.

(b)
Death or Disability: Notwithstanding any other provision in this Agreement, upon termination of Grantee’s employment with the Company by reason of death or Disability, the Career Shares will vest in full as of the date of such termination. For purposes of this Award Agreement, “Disability” means Grantee’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.

(c)
Termination without Cause: If, on or after the fifth anniversary of a Grant Date (as set forth in Schedule 1 to this Award Agreement or any career share award certificates), (i) the Company terminates the Employment of Grantee without Cause and (ii) Grantee has attained at least ten years of service with the Company as of the date of termination of Employment, those Career Shares granted five years or more ago will vest in full as of the date of such termination. In any dispute over whether the Company terminated the Employment of Grantee without Cause, the burden shall be on the Grantee to prove that the Company’s purpose in terminating the Employment of Grantee was without Cause.

For purposes of this Section 4(c), “Cause” means the occurrence of any of the following: (i) such Grantee’s material violation of any material contract, company standard, policy or agreement whether written or oral between Grantee and the Company; (ii) such Grantee’s commission or attempted commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (iii) such Grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any client of the Company; or (iv) such Grantee’s willful, material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to the Company, such Grantee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such Grantee’s loss of any governmental or self-regulatory license that is reasonably necessary for such Grantee to perform his or her duties or responsibilities as an employee of the Company.

5.
Issuance and Delivery. Artisan may issue stock certificates or evidence Grantee’s interest in Career Shares by using a book entry account with Artisan’s transfer agent. Upon the vesting of Career Shares, Artisan will cause to be delivered to Grantee shares of Common Stock free from risk of forfeiture (but still bearing and/or subject to any other legends that may be required by Artisan).

6.
Non-Transferability. Prior to vesting, Career Shares may not be sold, transferred, assigned, pledged, hedged or otherwise disposed of in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, transfer, assign, pledge, hedge or otherwise dispose of the Career Shares in violation of this Award Agreement shall be void and of no effect.

7.
Privileges of Share Ownership. Subject to sections 5 and 6, effective upon the applicable Grant Date, Grantee shall have all rights of a shareholder of Artisan with respect to the Career Shares granted on that Grant Date, including voting rights and rights to dividends. For the avoidance of doubt, Grantee shall have no rights with respect to any forfeited shares, including shares (if any) forfeited as of Grantee’s retirement date because such shares were not eligible to vest under the applicable Vesting Eligibility Schedule. Notwithstanding the foregoing, the Career Shares are subject to the Stockholders Agreement, dated as of March 12, 2013 (the “Stockholders Agreement”), including the irrevocable voting proxy included therein.

8.
Section 83(b) Election. Grantee hereby acknowledges that Grantee has been informed that, with respect to the grant of Career Shares, if Grantee is filing a U.S. federal income tax return for the year in which the grant of Career Shares occurs, Grantee may file an election (the “Election”) with the United States Internal Revenue Service, within 30 days of the grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Career Shares on the Grant Date. This will result in recognition of taxable income to Grantee on the Grant Date, equal to the Fair Market Value of the Career Shares on such date. Absent an Election, taxable income will be measured and recognized by Grantee at the time the Career Shares vest. Grantee is hereby encouraged to seek the advice of Grantee’s own tax consultants in connection with the advisability of filing the Election. GRANTEE UNDERSTANDS THAT ANY TAXES PAID AS A RESULT OF THE FILING OF THE ELECTION GENERALLY WILL NOT BE RECOVERED IF THE CAREER SHARES ARE FORFEITED TO ARTISAN. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT ARTISAN’S TO TIMELY FILE THE ELECTION, EVEN IF GRANTEE REQUESTS ARTISAN OR ITS REPRESENTATIVE TO MAKE THIS FILING ON GRANTEE’S BEHALF. GRANTEE MUST NOTIFY ARTISAN WITHIN 10 BUSINESS DAYS OF FILING ANY ELECTION.

9.
Tax Withholding. In connection with vesting or an Election, Grantee will pay, or otherwise provide for to the satisfaction of the Company, any applicable federal, state and local tax and social security withholding obligations of the Company. At its sole discretion, in connection with a vesting, Artisan may provide and/or require for payment by Grantee of withholding taxes through either (i) cash payment or (ii) remitting to Artisan shares of Common Stock with a fair market value (determined as of the date of vesting), in either case in an amount equal to the statutory minimum amount of taxes required to be withheld. In the latter case, without any further action by Grantee, Artisan will cause its transfer agent to deduct the shares of Common Stock to be remitted from the shares of Common Stock held of record by the Grantee (“Net Share Settle”). If Grantee shall fail to make such payment or otherwise satisfy such obligations, the Company shall, to the extent permitted by law, have the right (but not the obligation) to withhold delivery of vesting shares and/or deduct from any payment of any kind otherwise due to Grantee any federal, state or local tax and social security withholding obligations with respect to the Career Shares. Notwithstanding the foregoing, if at the time of vesting Grantee is a named executive officer of Artisan for whom the Company has withholding obligations, Grantee will be required to Net Share Settle, unless another method is specifically approved by the Compensation Committee of the Board of Directors of Artisan.

10.
Compliance with Securities Laws. The issuance and delivery of Career Shares shall be subject to compliance by Artisan and Grantee with all applicable requirements under federal and state securities laws and with all applicable rules of the New York Stock Exchange. Career Shares will not be issued or delivered unless and until any then applicable requirements of federal and state laws and regulatory agencies have been fully complied with to the satisfaction of Artisan.

11.
Entire Agreement. This Award Agreement, together with any career share award certificates, and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements (whether written or oral) between the Company and Grantee with respect to such subject matter.

12.
Notices. Any notice required to be given to Artisan under the terms of this Award Agreement will be in writing or email and be delivered to Artisan’s Chief Legal Officer. Any notice required to be given to Grantee will be in writing or email and delivered to the address or addresses last maintained in the Company’s records.

13.
Binding Effect. Any action taken or decision made in good faith by the Compensation Committee of the Board of Directors of Artisan in connection with the construction, administration or interpretation of this Award Agreement will lie within its sole and absolute discretion and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

14.
Choice of Forum. As a condition to Grantee’s receipt of the Career Shares, Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to the Plan or this Award Agreement.

15.	Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

16.
Electronic Delivery and Signature. Artisan may, in its sole discretion, deliver this Award Agreement, the Plan or any other documents related to the Career Shares by electronic means and request Grantee’s agreement to the terms thereof by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.	Grantee
By:
Title:

Schedule 1 – Prior Career Share Award Agreements

Grant Date	Career Shares Granted	Vesting Eligibility Schedule
20% of each award becomes eligible to vest on:
		[Month Date] of:	Year, Year, Year, Year, Year
		[Month Date] of:	Year, Year, Year, Year, Year
		[Month Date] of:	Year, Year, Year, Year, Year